UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 27, 2018

Lightstone Value Plus Real Estate Investment Trust V, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1,

Lakewood, New Jersey 08701

(Address of principal executive offices)

(Zip Code)

(732) 367-0129

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

Axis at Westmont Apartments located in Westmont, Illinois

On November 27, 2018, Lightstone Value Plus Real Estate Investment Trust V, Inc. (the “Company”), through LVP BH Westmont LLC (“LVP BH Westmont”), a subsidiary of Lightstone REIT V OP LP, the Company’s operating partnership, entered into an Assignment and Assumption of Purchase and Sale Agreement (the “Assignment”) with Lightstone Acquisitions VI LLC (the “Assignor”), an affiliate of the Company’s sponsor, the Lightstone Group.  Under the terms of the Assignment, LVP BH Westmont was assigned the rights and assumed the obligations of the Assignor with respect to that certain Agreement of Purchase and Sale (the “Purchase Agreement”), dated August 16, 2018, as amended, made between the Assignor, as the purchaser, and PBH Stone Crest LLC (the “Seller”) as the seller, whereby the Assignor contracted to purchase a 400-unit multifamily property located in Westmont, Illinois (the “Axis at Westmont”).

See Item 2.01 “Completion of Acquisition or Disposition of Assets” for additional information.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 27, 2018, the Company, through LVP BH Westmont, completed the acquisition of the Axis at Westmont from the Seller, an unrelated third party, for approximately $59.3 million, which equates to $148,125 per unit, excluding closing and other acquisition related costs. In connection with the acquisition, the Company assumed approximately $37.6 million of debt and paid approximately $21.7 million of cash and the Company’s advisor received an aggregate of approximately $1.2 million in acquisition fees, acquisition expense reimbursements and debt financing fees.

The capitalization rate for the acquisition of the Axis at Westmont was approximately 5.45%. The Company calculates the capitalization rate for a real property by dividing the net operating income (“NOI”) of the property by the purchase price of the property, excluding costs. For purposes of this calculation, NOI was based upon the year ended December 31, 2017. Additionally, NOI is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

The $37.6 million mortgage loan (the “Loan”) assumed related to the Axis at Westmont is secured by a first mortgage lien on the assets of the Axis at Westmont, bears interest at a fixed annual rate of 4.39% and requires monthly interest only payments until March 1, 2021, at which time monthly principal and interest payments of $188,064 are required. Any unpaid principal and interest is due on the maturity date, February 1, 2026. The Company has the right to prepay the entire outstanding amount of the Loan provided that if prepayment is made prior to November 1, 2025, a prepayment premium is required. The Loan is non-recourse to the Company.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion contained with respect to the Loan in "Item 2.01 Completion of Acquisition or Disposition of Assets" of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(a) and (b) Financial Statements and Pro Forma Financial Information.

The financial statements required by this item are not being filed herewith.  To the extent financial statements are required by this item, such financial statements will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST V, INC.

Date: December 3, 2018	By:	/s/ Seth Molod
Seth Molod
Chief Financial Officer and Treasurer

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